Exhibit 10.4

CONTRACT MANUFACTURING SERVICES AGREEMENT

THIS CONTRACT MANUFACTURING SERVICES AGREEMENT (this “Agreement”), dated as of [●], [●] (the “Effective Date”), by and between [●], a [●] (“Supplier”), and [●], a [●] (“Customer”). Each of Supplier and Customer is referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, Delphi Automotive PLC (“Aptiv”) and Delphi Technologies PLC (“Delphi Technologies”) have entered into that certain Separation and Distribution Agreement, dated as of [●], [●] (the “Separation and Distribution Agreement”), pursuant to which, among other things, Aptiv and Delphi Technologies have agreed that Aptiv will transfer the Delphi Technologies Business to Delphi Technologies and distribute the shares in Delphi Technologies to the shareholders of Aptiv on the terms and conditions set forth in the Separation and Distribution Agreement.

WHEREAS, in order to facilitate the operation of the Delphi Technologies Business by Delphi Technologies and its Affiliates, Supplier has agreed to manufacture, at Supplier’s Facility, Customer’s requirements for the products identified in Exhibit A (the “Products”), utilizing production assets owned by Supplier or Customer, as the case may be, and raw materials, components and other supplies purchased by or on behalf of Customer, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of entering into the Separation and Distribution Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 For purposes of this Agreement, capitalized terms shall have the meaning set forth in the body of this Agreement or as set forth below in this ARTICLE 1. To the extent any capitalized terms are not defined herein, they shall have the meanings set forth in the Separation and Distribution Agreement.

(a) “Cost of Engineering Support” means all cash expenditures, accruals or cost allocations, arising from, relating to or in connection with providing Engineering Support, including all cash expenditures, accruals and cost allocations relating to: (i) procurement of materials, goods and services, including life-time buys of materials or goods from suppliers and all applicable premiums; (ii) labor costs and expenses (including wages, salaries, benefits, overtime charges and severance expenses), whether attributable to hourly or salaried employees and including all such costs and expenses arising in connection with the cancellation by Customer of any Engineering Support; (iii) operating supplies, maintenance, repair, replacement and acquisition of machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns and other accessories; (iv) general or administrative functions; (v) export, logistics, personnel lodging and transportation expenses; (vi) building, storage and management of raw material, works-in-process and finished goods inventory; (vii) obsolescence of material, work-in-progress and finished goods, whether sold at a loss or scrapped; and (viii) use, maintenance and operation of the applicable facility hosting the personnel providing, or the operations of, the Engineering Support, including factory overhead, rental and leasehold payments, taxes, insurance premiums, information technology system costs allocable to the operation of the applicable manufacturing facility.

(b) “Customer Production Assets” means the machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns and other accessories owned by Customer that are used by Supplier in connection with the manufacturing of Products for Customer.

(c) “Engineering Support” means, with respect to a Product, all activities arising from, relating to or in connection with: (i) Product design or specifications changes, Product manufacturing process changes or any other changes; (ii) building of Product prototypes; (iii) customer validation; (iv) manufacturing engineering support; (v) product quality issues; and (vi) testing related to items (i) through (v).

(d) “Ex Works” has the meaning as defined in Incoterms 2010.

(e) “Losses” means any liability, loss, cost, expense, debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

(f) “Order Lead Time” means, with respect to a Product, the period of time preceding the scheduled delivery date of such Product that is specified in Exhibit A, as changed from time to time by Supplier in its reasonable discretion.

(g) “Product Cost” means, with respect to a Product, Supplier’s cost of manufacturing such Product as determined by Supplier in accordance with Exhibit B.

(h) “Production Assets” means collectively the Customer Production Assets and Supplier Production Assets.

(i) “Production Lead Time” means, with respect to a Product, the period of time preceding the scheduled delivery date of such Product that is specified in Exhibit A, as changed from time to time by Supplier in its reasonable discretion.

(j) “Production Materials” means raw materials, components, subassemblies, parts, other supplies and any industrial services required for the manufacturing of Products, including Shared Production Materials.

(k) “Purchasing Collaboration Agreement” means that certain Purchasing Collaboration Agreement entered into by and between Aptiv and Delphi Technologies on or around the date hereof.

(l) “Service Parts” means products that are no longer required for regular vehicle production.

(m) “Shared Production Materials” means Production Materials that are required for the manufacturing of: (i) Products for Customer’s customers; and (ii) other products for Supplier’s other customers.

(n) “Supplier Production Assets” means the machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns and other accessories owned by Supplier that is used for the production of both: (i) Products for Customer; and (ii) other products for Supplier’s customers.

(o) “Supplier’s Facility” means Supplier’s manufacturing facility located at [●].

(p) “Termination Charges” means, with respect to a Product, all expenditures, accruals or cost allocations arising from, relating to or incurred in connection with Supplier’s end of production of such Product earlier than the Contractual Expiration Date, including all those relating to: (i) the termination or cancellation of procurement of materials, goods and services, including supplier compensation payments, cancellation penalties, payments for obsolescence of material, work-in-progress and finished goods (whether sold at a loss or scrapped) or life-time buys of materials or goods from suppliers and all applicable premiums; (ii) the termination of employees or contract employees, including any wages, salaries and benefits through the earlier of the Contractual Termination Date and the date the obligation to pay such wages, salary and benefits expires, severance costs, relocation costs, outplacement services, training costs and other termination-related payments; (iii) any overtime charges incurred in connection with last-time buys or building of a bank of materials; (iv) the disposal or scrapping of materials, work-in-progress or finished goods; (v) machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns and other accessories, whether incurred as a result of the disposal or scrapping thereof, an adjustment in the allocable share of depreciation and amortization or otherwise; (vi) the surrender or vacation of unused manufacturing space dedicated to the relevant Product, including rental and leasehold payments, an allocable share of depreciation and amortization taxes and insurance premiums through the Contractual Expiration Date; and (vii) the write-off of net book value of production assets upon disposal or destruction of these production assets, in each case, regardless of whether such cash expenditures, accruals and cost allocations are incurred or disbursed prior or after the end of production of the relevant Product.

(q) “Transfer Date” means the earlier of: (i) April 1, 2018; and (ii) the date that Customer’s information technology systems are capable of processing customer and supplier orders.

1.2 Each of the following terms is defined in the Section set forth opposite such term:

Term	Article / Section
Agreement	Preamble
Change Proposal	3.2
Claim	12.1
Contractual Expiration Date	2.8
Customer	Preamble
Customer’s Property	10.1
Delivery Date	7.2
Dispute	15.4
Dispute Committee	15.4
Effective Date	Preamble
End-of-Manufacturing Date	2.8
Equitable Adjustments	3.2
Final Offer	2.9
Force Majeure	14.1
Forecasts	2.3
Manufacturing Service Fee	4.1
OEM	2.8
Offer	2.9
Operational Committee	15.1
Parties	Preamble
Party	Preamble
Products	Recitals
Reduced Order	2.7
Repossessed Property	10.3(a)
Separation and Distribution Agreement	Recitals
Supplier	Preamble
Supplier’s Quote	2.9
Technical Manufacturing Documents	ARTICLE 11
Total Product Cost	Exhibit B
Warranty Period	7.2

1.3 The table of contents, titles, headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “hereby,” “herewith,” “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; (e) references to “Articles,” “Sections,” “Exhibits,” “Annexes” or “Schedules” shall be to articles, sections, exhibits, annexes or schedules of or to this Agreement; (f) all Exhibits, Annexes or Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in such Exhibits, Annexes or Schedules and not otherwise defined therein shall have the meaning set forth in this Agreement; (g) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) all references to “days” mean calendar days unless otherwise indicated; (i) derivative forms of defined terms shall have correlative meanings; and (j) the term “or” shall not be deemed to be exclusive.

ARTICLE 2

MANUFACTURING SERVICES

2.1 Customer appoints Supplier as a contract manufacturer for the purpose of providing services necessary for the manufacture for Customer of Products on the terms and conditions set forth in this Agreement. Supplier accepts such appointment and agrees to manufacture the Products in accordance with the terms of this Agreement.

2.2 Customer agrees to purchase manufacturing services, and Supplier agrees to provide manufacturing services, utilizing the Production Assets and Production Materials, for one hundred (100%) percent of Customer’s requirements for each Product from the Effective Date until the Contractual Expiration Date of such Product, except as specifically provided otherwise herein.

2.3 Customer shall provide Supplier with three (3) months’ rolling forecasts (using an EDI format) of its requirements for the Products (“Forecasts”), provided that Customer may not change Forecasts relating to a specific delivery date within the applicable Production Lead Time, and will issue binding instructions to release Products no later than the applicable Order Lead Time before the Customer’s desired delivery date for the Product. Supplier shall deliver ordered Products in the quantities, on the dates, and at the times specified by Customer in releases issued in accordance with the terms of this Section. Supplier shall be relieved from any obligation to fulfill Customer’s requirements for a Product to the extent that: (i) the quantities of Production Materials consigned by Customer and delivered to Supplier’s Facility are insufficient to fulfill Customer’s requirements for Products; or (ii) such requirements exceed the lesser of: (x) Supplier’s maximum production capacity for such Products as set forth on Exhibit A or as subsequently agreed by Supplier and Customer, provided that for any Products that are manufactured on Supplier Production Assets, Supplier shall be responsible for ensuring that it has production capacity that is sufficient to satisfy contractual commitments by Customer to supply Products to its customers as set forth on Exhibit A; and (y) the requirements for such Products specified by Customer in the last Forecasts provided by Customer to Supplier prior to the beginning of the applicable Production Lead Time. Supplier, at no incremental cost to it, will use good faith efforts to meet Customer’s requirements in excess of the applicable maximum production capacity or requirements specified in the last Forecasts issued prior to the beginning of the applicable Production Lead Time. However, if Supplier determines in good faith that it will need to incur additional costs, including for overtime or for investments in machinery, equipment, tooling and test equipment in order to fulfill Customer’s forecasted requirements, then Supplier shall promptly notify Customer and Customer shall determine whether or not to pay such costs or make such investments at its own cost or to revise its forecasts in accordance with Supplier’s applicable maximum production capacity. Supplier shall have no liability to Customer for any failure or delay in satisfying orders for Products that exceed the applicable maximum production capacity or the requirements specified in the last relevant Forecasts issued prior to the beginning of the applicable Production Lead Time.

2.4 Supplier may change unilaterally and in its reasonable discretion the Production Lead Time or Order Lead Time applicable to a Product. Supplier shall promptly notify Customer in writing of such change. Notwithstanding the foregoing, if a change in the Production Lead Time or Order Lead Time, as the case may be, applicable to a Product is likely, in Supplier’s reasonable opinion, to cause material costs and expenses to Customer, including premium freight, Supplier shall obtain Customer’s written consent (not to be unreasonably withheld, delayed or withdrawn) before Supplier can implement the new Production Lead Time or Order Lead Time, as the case may be, in respect of the relevant Product.

2.5 Customer will be and will remain the owner of the Products and all work-in-progress with respect thereto while they remain in Supplier’s Facility. Customer will bear the risk of loss, theft and damage to the Products, work-in-progress and finished goods while they are in the custody or control of Supplier or any of Supplier’s suppliers, subcontractors or agents. Customer will be responsible for the cost of repairing or replacing the Products if they are stolen, worn out, damaged or destroyed other than due to Supplier’s gross negligence or willful misconduct.

2.6 Supplier will pay or reimburse Customer for the cost of any premium (more expeditious) method of transportation that is required to allow delivery of Products to Customer’s end customers in accordance with Customer’s applicable delivery schedules only to the extent that Supplier’s failure to have Products ready for shipment on the applicable delivery date and time to meet Customer’s delivery schedules using the method of transportation originally specified or utilized by Customer is caused by Supplier’s failure to comply with the terms of this Agreement. In particular, Supplier shall not be liable for any premium freight charge associated with emergency orders, a failure of a supplier of Production Materials to deliver such Production Materials in a timely manner or in the ordered quantities or that may be caused by a change in the delivery date or time of the ordered Products after Customer has instructed Supplier to release Products in accordance with Section 2.3.

2.7 If Customer places and Supplier accepts an order with Supplier for less than one hundred (100%) percent of Customer’s requirements for any or all Products (“Reduced Order”), Supplier shall only be obligated to provide manufacturing services for the lower percentage of Customer’s requirements for such Products as set forth on the Reduced Order, from the date that the Reduced Order is placed with Supplier through the remainder of this Agreement.

2.8 The expiration date of Customer’s contractual commitment as of the Effective Date to supply each Product to the relevant vehicle manufacturer (“OEM”) for regular vehicle production (not Service Parts) (the “Contractual Expiration Date”) is specified in Exhibit A. Customer shall notify Supplier in writing of any change in the Contractual Expiration Date for a Product immediately after it has been informed thereof by the relevant OEM, and in any event no later than thirty (30) days after becoming aware thereof. Supplier will have no obligation to continue manufacturing any product after the original Contractual Expiration Date but Customer may place a one-time final order for production and service parts related to such Product at a price equal to the then-applicable Manufacturing Service Fee; provided, that, any such order from Customer must be issued to Supplier by the earlier of: (x) six (6) months prior to the original Contractual Expiration Date; and (y) four (4) months after Supplier receives Customer’s notice. Supplier will have no obligation to fulfill any order that is received by Supplier after the date required under the preceding sentence. If Customer provides Supplier with a final order in accordance with this Section 2.8, Supplier shall manufacture the Products ordered under the final order and deliver them to Customer as Customer requires over a period of up to six (6) months after the date of receipt of the final order by Supplier (the “End-of-Manufacturing Date”). All Products ordered from Supplier under the final order that have not been delivered to Customer on the End-of-Manufacturing Date will be delivered to Customer in one final shipment from Supplier within seven (7) days after the End-of-Manufacturing Date or any other date agreed upon between Customer and Supplier. Supplier shall thereafter have no further obligation to provide such Products to Customer.

2.9 Notwithstanding the terms of Section 2.8, if an OEM desires to extend the production of any Product beyond the Contractual Expiration Date for that Product, Customer shall: (i) notify Supplier of such proposed extension promptly after having been notified thereof; (ii) provide Supplier with all relevant information known to Customer regarding such proposed extension, including but not limited to, the length of the proposed extension for the relevant Product, any change in the prices paid by the OEM to Customer and any new anticipated capital expenditures that would be required for the continued production of Products during the extension period; and (iii) offer Supplier the opportunity to continue to supply the Product during the proposed extension period (the “Offer”). If Supplier desires to continue to supply the Product during the proposed extension period, Supplier will notify Customer, within fifteen (15) days of Supplier’s receipt of the Offer, of the terms on which Supplier is willing to continue to supply the relevant Product to Customer (the “Supplier’s Quote”). Customer will inform Supplier whether Customer accepts such terms within ten (10) days after Customer receives Supplier’s Quote. If Customer does not accept Supplier’s Quote, Customer is free to award the business to a third party, on terms and conditions that are more favorable to Customer than those set forth in Supplier’s Quote but before awarding the business to a third party on terms that are less favorable to Customer than Supplier’s Quote, Customer shall offer Supplier, in writing (the “Final Offer”), an opportunity to supply the Product on the terms that Customer is prepared to award the business to another supplier (which terms shall be set forth in the notice from Customer to Supplier). Supplier shall have ten (10) days after it receives the Final Offer to accept or reject such offer, it being understood that any failure to accept the Final Offer in writing shall constitute a rejection by Supplier. If Supplier rejects the Final Offer, Customer shall have the right to award the business to a third-party on terms at least as favorable to Customer as those it offered to Supplier but not on terms that are less favorable to Customer.

ARTICLE 3

ENGINEERING SUPPORT; SPECIFICATION, DESIGN, MANUFACTURING

PROCESSES AND PLACE OF DELIVERY CHANGES

3.1 Upon Customer’s written request, Supplier shall use commercially reasonable efforts to provide Engineering Support for Customer. Customer shall pay Supplier a fee equal to the Cost of Engineering Support PLUS ten percent (10%) of such Cost of Engineering Support. Notwithstanding the foregoing, Customer will have no obligation to pay for Engineering Support which is required to remedy Supplier’s breach of the warranty set forth in Section 7.1.

3.2 If, as a result of Engineering Support provided or otherwise, Customer decides to make any changes to the specifications or design of, or the manufacturing processes applicable to a Product (“Change Proposal”), Customer and Supplier will equitably determine any adjustment in the Manufacturing Service Fee for the relevant Product or in other terms of this Agreement that may be affected by the Change Proposal, including (without limitation) Customer’s payment of the costs of modifications to any Production Asset necessary to implement such changes (“Equitable Adjustments”). Upon Customer’s request, Supplier will provide Customer with reasonable supporting information for the determination of any such Equitable Adjustments, including documentation reasonably substantiating changes in Customer’s cost of production and the time to implement such changes. Supplier and Customer will work to resolve any disagreement arising out of such changes in good faith. Supplier will not be required to implement any Change Proposal until Supplier and Customer mutually agree upon the nature and scope of the changes to be made and any equitable Adjustments required.

ARTICLE 4

MANUFACTURING SERVICE FEE; PAYMENT

4.1 In consideration for the services of manufacturing Products pursuant to this Agreement, Customer shall pay Supplier on a monthly basis a manufacturing service fee determined as set forth on Exhibit B (the “Manufacturing Service Fee”).

4.2 Customer shall pay any invoice for: (a) Manufacturing Service Fees; (b) Engineering Support; (c) Termination Charges; (d) Production Materials ordered by Supplier as an agent for Customer in accordance with Section 8.2; or (e) otherwise issued in accordance with the terms of this Agreement within thirty (30) days after the receipt date of such invoice.

4.3 Supplier may suspend performance of any order or require payment in cash, security or other adequate assurance satisfactory to Supplier when, in Supplier’s reasonable opinion, the financial condition of Customer or other reasonable grounds for insecurity warrant such action. If Customer fails to comply with Supplier’s requirement for a change in the form of payment or provide Supplier in writing with the required assurance within a reasonable time after receipt of Supplier’s demand by Customer, Supplier will be entitled to terminate this Agreement in accordance with the terms of Section 17.3.

ARTICLE 5

DELIVERY

5.1 All Products shall be delivered by Supplier to Customer on an Ex Works, Supplier’s Facility basis, unless agreed otherwise in writing by the Parties. Nothing contained in the standard Ex Works terms shall limit or modify Customer’s responsibilities under Section 2.5.

5.2 Supplier shall pack and mark the Products in accordance with current practice as of the Effective Date, unless agreed otherwise between the Parties.

ARTICLE 6

INCORRECT QUANTITIES OR TYPE

6.1 If Customer discovers any discrepancy between: (i) the quantity or type of Products ordered by Customer and that received by Customer; or (ii) the quantity or type of Products invoiced by Supplier and that received by Customer, Customer will immediately notify Supplier thereof, and in any event in less than thirty (30) days.

6.2 If the discrepancy is a shortage and Supplier invoiced Customer for services related to the full amount of Products ordered, Supplier shall, at Customer’s option: (i) adjust the invoice; (ii) make a cash refund to adjust for such shortage; or (iii) as quickly as commercially and reasonably practicable, on Customer’s demand and at Supplier’s cost and expense, supply the number of units in such shortage to Customer. Supplier shall be entitled to any insurance proceeds paid to Customer in respect of a shortage for which it replaces units or compensates Customer.

6.3 In case of an overage in any shipment, irrespective of when and by which Party discovered, Customer shall keep such quantity and pay the amount invoiced or the amount to be invoiced if the invoice did not include such overage, and Supplier shall take reasonable actions to try to prevent such overages from occurring in future shipments.

6.4 For purposes of verifying and substantiating any claim(s) for compensation made by Customer under this Agreement, Customer shall provide to Supplier reasonable access to Customer’s premises and such information as Supplier shall reasonably request.

6.5 Supplier shall not be obligated to make cash refunds or provide additional products for shortages when the notice of the shortage is not delivered within thirty (30) days as provided in Section 6.1 above.

ARTICLE 7

QUALITY

7.1 Supplier warrants to Customer, its successors and assigns that the Products delivered to Customer in accordance with the terms of this Agreement will be free from defects in workmanship. Supplier does not make any warranty with respect to any Engineering Support provided by Supplier to Customer.

7.2 The period for each of the warranties set forth in Section 7.1 with respect to a specific Product (the “Warranty Period”) will commence upon delivery of such Product to Customer (“Delivery Date”) and end twenty-four (24) months after such Delivery Date, unless Supplier and Customer have agreed otherwise in writing.

7.3 In the event Customer discovers any quality problems with the Products delivered hereunder, Customer shall promptly advise Supplier and the Parties shall seek to remedy any such problems from occurring in the future. If Customer can reasonably demonstrate that a

Product fails to conform to the warranties set forth in Section 7.1 of this Agreement and provide reasonable supporting evidence for such failure, Supplier, at its sole option, will either repair or replace the non-conforming Products as Customer’s sole and exclusive remedy. For the avoidance of doubt, Supplier shall not be liable for any breach of the warranties set forth in Section 7.1 and Customer will have no legal remedy from Supplier for the relevant non-conforming Products if such breach is caused by Customer’s Property or a failure of a supplier of Production Materials to comply with its obligations under its supply contracts with Customer. The Warranty Period for any repaired or replacement Product will be the balance of the Warranty Period for the original non-conforming Product remaining from the date Supplier was notified of the warranty claim of the Product.

7.4 EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 7.1, SUPPLIER EXPRESSLY DISCLAIMS TO THE FULL EXTENT PERMISSIBLE BY LAW ANY WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE NATURE OR STANDARD OF THE SERVICES OR PRODUCTS WHICH SUPPLIER MAY PROVIDE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE.

7.5 SECTION 7.3 CONSTITUTES CUSTOMER’S SOLE AND EXCLUSIVE REMEDIES FOR A BREACH OF THE WARRANTIES SET FORTH IN SECTION 7.1. SUPPLIER WILL HAVE A REASONABLE TIME TO PROVIDE A REMEDY IN ACCORDANCE WITH SECTION 7.3.

ARTICLE 8

PRODUCTION MATERIALS; PROCUREMENT AGENCY;

PRODUCTION SCRAP; INSPECTIONS

8.1 Except as set forth in Section 8.2, Customer shall be exclusively responsible for all supply activities related to Production Materials (other than their receipt by Supplier and handling inside of Supplier’s Facility), including but not limited to:

(a) source-selecting all Production Materials;

(b) procuring all Production Materials including: (i) negotiating the price and all other terms applicable to the supply of Production Materials to Customer; (ii) placing orders (including last-time buy orders) providing for delivery of Production Materials directly to Supplier’s Facility with, and issuing production forecasts and delivery releases to, the relevant suppliers; (iii) arranging for delivery of Production Materials directly to Supplier’s Facility in timely fashion at no cost to Supplier and paying for all related logistics cost (including any premium freight charge that would be incurred to arrange for the delivery of Production Materials at Supplier’s Facility in timely fashion); and (iv) receiving and settling all supplier invoices for Production Materials; and

(c) handling any warranty claims and other claims related to Production Materials, cost recoveries and termination and resourcing processes against the relevant suppliers.

Supplier and Customer acknowledge that: (i) certain of the activities necessary to fulfill Customer’s obligations under this ARTICLE 8 will be provided by Supplier or its affiliates to Customer or its affiliates under a Transition Services Agreement between Aptiv and Delphi Technologies, dated as of the Effective Date, for the period set forth in the Transition Services Agreement; and (ii) Aptiv and Delphi Technologies have agreed to endeavor to jointly conduct certain of their procurement activities in accordance with the terms of the Purchasing Collaboration Agreement. Nothing contained in this Agreement increases Supplier’s obligations or liability under the Transition Services Agreement and nothing contained in the Transition Services Agreement relieves Customer of any obligations or reduces Customer’s liability under this Agreement.

8.2 Notwithstanding the provisions of Section 8.1, Customer appoints Supplier as its agent, and Supplier agrees to its appointment as an agent for Customer, for the following activities:

(a) until the Transfer Date, on behalf of Customer, ordering and paying for all Production Materials required by Supplier for fulfilling Customer’s requirements for Products based on Forecasts; and

(b) after the Transfer Date and for the remaining term of this Agreement, on behalf of Customer, ordering and paying for all Shared Production Materials required by Supplier for fulfilling Customer’s requirements for Products based on Forecasts.

8.3 The Production Materials ordered by Supplier as an agent for Customer will be and remain the sole property of Customer in accordance with the terms of Section 10.1 and Customer shall bear the risk of loss, theft and damage of and to ordered Production Materials in accordance with the terms of Section 10.2.

8.4 Customer shall establish a SAP/ERP system that allows Customer, among other things, to order Production Materials from its suppliers and process orders from, and generate invoices to, its customers, as soon as reasonably feasible after the Effective Date but in any case no later than April 1, 2018.

8.5 Supplier shall be liable to Customer for the cost of production scrap related to a Product only to the extent that the level of production scrap related to such Product materially exceeds the production scrap level specified in Exhibit A for such Products.

8.6 Notwithstanding the terms of Section 10.2, Supplier shall be responsible for any incoming inspections in accordance with Supplier’s standard processes, provided that such inspection shall be limited to identifying: (i) any discrepancy between the quantity or type of Production Materials ordered by Customer and that received by Supplier; or (ii) any apparent damage to the condition of the Production Materials received by Supplier. Supplier shall promptly advise Customer of any such discrepancy or damage.

8.7 Production Materials will be consigned by Customer with Supplier in accordance with the terms of ARTICLE 10.

ARTICLE 9

CUSTOMER UNDERTAKINGS

9.1 Until the Transfer Date, Customer appoints Supplier as its agent, and Supplier agrees to its appointment as an agent for Customer, for, on behalf of Customer: (i) receiving and processing purchase orders for Products from Customer’s end customers; and (ii) issuing invoices for the ordered Products to, and collecting on such invoices from, Customer’s end customers. Supplier shall transfer the cash or cash equivalents received as an agent from Customer’s end customers in accordance with Section 2.5(g) of the Separation and Distribution Agreement.

9.2 Customer shall have sole responsibility for the customer relationships related to Products, including customer satisfaction, warranty and other customer obligations. Supplier shall have no contractual relationship with, and no responsibility to, the end customers of the Products with respect to the Products.

ARTICLE 10

BAILMENT OF CUSTOMER PRODUCTION ASSETS

AND PRODUCTION MATERIALS

10.1 All Products and work-in-progress with respect thereto, Customer Production Assets, Production Materials and all other materials and items (whether or not such materials are in any way modified, altered or processed) that Customer furnishes to Supplier and all refurbishments or replacements of any of the foregoing items, in each case whether in the custody or control of Supplier or Supplier’s suppliers, subcontractors or agents (collectively, “Customer’s Property”) are, will be and will remain the property of Customer and are and will be held by Supplier on a bailment basis. Title to all replacement parts, additions, improvements and accessories of the Customer’s Property will vest in Customer immediately upon attachment to or incorporation into Customer’s Property. Customer will provide Supplier, upon Customer’s request, with a written inventory or other accounting of all Customer’s Property.

10.2 While Customer’s Property is in the custody or control of Supplier or any Supplier’s supplier, subcontractor or agent and until Supplier delivers Customer’s Property to Customer, Customer bears the risk of loss, theft and damage to Customer’s Property. Customer will be responsible for the cost of repairing or replacing Customer’s Property if it is stolen, worn out, damaged or destroyed other than due to Supplier’s gross negligence or willful misconduct. Supplier will: (a) perform maintenance of Customer’s Property but solely to the extent such maintenance is routine or preventive; (b) repair Customer’s Property or replace malfunctioning or defective Customer’s Property that either is not reparable or the cost of repair of which exceeds the cost of replacement, in each case at Customer’s expense, provided that if the cost of such repair or replacement exceeds U.S. $10,000, Supplier shall first seek Customer’s prior written consent; (c) deem Customer’s Property to be Customer’s personal property, including in connection with any agreements between Supplier and any third party; and (d) not move Customer’s Property from Supplier’s Facility without prior written approval from Customer. Supplier will not sell, lend, rent, encumber, pledge, lease, transfer or otherwise dispose of Customer’s Property. With respect to provision (b), until Customer agrees to pay the cost of repairing or replacing the Customer’s Property, Supplier shall be relieved from any obligation to provide Products for the manufacturing of which the relevant Customer’s Property is necessary and Supplier shall have no liability hereunder for its failure to deliver such Products in accordance with the terms of this Agreement.

10.3 Return of Customer’s Property

(a) Supplier agrees that Customer has the right, subject to reasonable prior notice, to take possession of or to require that Supplier delivers, Customer’s Property to Customer (the “Repossessed Property”) prior to the Contractual Expiration Date, provided that: (i) the repossession of Repossessed Property shall be deemed to be a termination of this Agreement by Customer in accordance with the terms of Section 17.6 with respect to all Products for the manufacturing of which the Repossessed Property is necessary; (ii) Supplier shall be immediately relieved from any obligation hereunder to deliver Products for the manufacturing of which the Repossessed Property is necessary; and (iii) Supplier will have no obligation to deliver the Repossessed Property to Customer, unless Customer has fully paid all amounts owed to Supplier in connection with the Repossessed Property in accordance with the terms of this ARTICLE 10.

(b) Upon occurrence of the Contractual Expiration Date for a Product, Customer shall pick up Customer’s Property which is exclusively used for the manufacturing of such Product within forty-five (45) days: (i) after the relevant Contractual Expiration Date if Customer has not placed an end-of-production order for service parts related to such Product in accordance with the terms of Section 2.8; or (ii) after the End-of-Manufacturing Date if Customer has placed an end-of-production order for service parts related to such Product. Supplier will have no obligation to deliver the relevant Customer’s Property to Customer, unless Customer has fully paid all amounts owed to Supplier in connection with Customer’s Property in accordance with the terms of this ARTICLE 10. Any failure by Customer to pick up Customer’s Property within the aforementioned applicable period will be deemed to be an authorization granted to Supplier, at its option, to arrange for pick-up and transportation of the Customer’s Property to Customer’s main facility or to dispose of the Customer’s Property, in each case at Customer’s sole cost and expense.

(c) Any Customer’s Property (including Repossessed Property) returned to Customer in accordance with the terms of this ARTICLE 10 will be delivered to Customer Ex Works at Supplier’s Facility. Customer shall be responsible for all costs and expenses of dismantling, packaging and preparing for shipment or relocating, and loading (including, without limitation, skidding, movement to and removal from or within Supplier’s Facility) the relevant Customer’s Property. Customer shall perform such work in a careful and workmanlike manner without damage to Supplier’s Facility and at such times and in such manner reasonably approved by Supplier so as to not interfere with or disrupt production or other operations at Supplier’s Facility. Customer shall be solely responsible for repairing any damage to Supplier’s Facility resulting from the removal of the Customer’s Property. Customer, its employees, agents, representatives and contractors, shall comply with all applicable laws, ordinances, regulations and standards and all applicable Supplier safety rules and regulations while on Supplier’s Facility. Customer shall defend and indemnify Supplier from and against all Losses arising from, related to or caused by the performance of any work or obligation under this Agreement by Customer or its employees, agents, representatives and subcontractors on Supplier’s Facility or the use of the property of Supplier.

10.4 THE CUSTOMER’S PROPERTY (INCLUDING THE REPOSSESSED PROPERTY) RETURNED TO CUSTOMER BY SUPPLIER HEREUNDER ARE RETURNED ON AN “AS-IS – WHERE-IS” BASIS, WITH ALL FAULTS, AND SUPPLIER MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING ANY OF THE CUSTOMER’S PROPERTY.

ARTICLE 11

TECHNICAL DOCUMENTS

Customer hereby grants to Supplier, or undertakes to ensure that Supplier is granted, as the case may be, a non-exclusive, non-transferable right to use all patents, technical information and other forms of intellectual property rights associated with the Products for the purposes of fulfilling its obligations under this Agreement. Customer shall from time to time furnish to Supplier all drawings, specifications, assembly instructions, quality standards and other documentary information (collectively, the “Technical Manufacturing Documents”) which are necessary to provide the service of manufacturing Products pursuant to the terms of this Agreement. Customer shall have full responsibility for the design of Products and related manufacturing processes. Customer represents that it has the full right under its license agreements to have Supplier provide such manufacturing services to it under this Agreement.

ARTICLE 12

INDEMNIFICATION

12.1 Customer shall defend, indemnify and hold Supplier harmless from any and all Losses suffered or incurred by Supplier in connection with any and all demands, audits, actions and causes of action to the extent arising from or relating to: (a) any Products or Engineering Support, including any product liability or similar claims, any claims by Customer’s OEM customers, and any actual or alleged infringement of any third party intellectual property by reason of the design, manufacture, sale or use of Products or provision of Engineering Support; provided that Supplier shall remain liable for its obligations under Section 7.3 of this Agreement; (b) any Customer’s Property or Technical Manufacturing Documents, including any actual or alleged infringement of any third party intellectual property by reason of the consignment or use of Customer’s Property or processing or incorporation into the Products of Production Materials or use of Customer’s Technical Manufacturing Documents or any claims by a supplier of Production Materials related to the supply of Production Materials in accordance with the terms of Section 8.2; (c) any and all actions taken by Supplier as an agent for Customer in accordance with the terms of Sections 8.2 and 9.1; (d) any and all actions taken by Customer in connection with the Products or Engineering Support or this Agreement; (e) the actions of any employee, representative, subcontractor (including suppliers of Production Materials) or agent of Customer (including death, personal injury and/or property damage); or (f) Customer’s negligence or willful misconduct, in each case except to the extent that such Losses arose solely from the gross negligence or willful misconduct of Supplier or its Representatives (any demands, audits, actions and causes of action to the extent arising under paragraphs (a) through (f) above, a “Claim”).

12.2 Supplier shall defend, indemnify and hold Customer harmless from any and all Losses suffered or incurred by Customer in connection with Supplier’s gross negligence or willful misconduct; provided, however, that Supplier’s aggregate maximum liability to Customer under this Agreement shall not exceed the aggregate amount of fees received pursuant to this Agreement in connection with the supply of Products and provision of Engineering Support.

12.3 Each Party acknowledges and agrees that the contractual remedies provided hereunder for failure to comply with the terms of this Agreement shall be the sole and exclusive remedies of the Parties and their Affiliates and their respective successors or assigns in respect of any claim arising under or out of this Agreement.

12.4 The provisions of Section 5.5 of the Separation and Distribution Agreement shall apply to indemnification claims under this Agreement, mutatis mutandis.

ARTICLE 13

LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER SUPPLIER NOR CUSTOMER SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES OR ANY LOST PROFITS OR DAMAGES CALCULATED BASED ON A MULTIPLE OF PROFITS, REVENUE OR ANY OTHER FINANCIAL METRICS IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM AS TO WHICH A PARTY IS ENTITLED TO BE INDEMNIFIED HEREUNDER).

ARTICLE 14

FORCE MAJEURE

14.1 Except for the payment obligations of either Party, each Party shall be temporarily excused from performing its obligations under this Agreement for so long as such performance is prevented or delayed by any event of Force Majeure. The term “Force Majeure” shall, for purposes of this Agreement, be defined as: (i) any acts of God, natural disasters or wars; (ii) any strike, lockout or labor dispute at the plant of a Party or its suppliers; (iii) any shortage or curtailment of utilities, materials or transportation; (iv) any act or omission of any government authority; or (v) any other cause beyond the reasonable control of a Party.

14.2 A Party affected by an event of Force Majeure shall promptly notify the other party and shall use commercially reasonable efforts to overcome and mitigate such event of Force Majeure. Without limiting the foregoing, if Supplier is unable to supply any Products due to Force Majeure, Customer shall be free to purchase such Products from other suppliers for so long as Supplier remains unable to do so.

ARTICLE 15

OPERATIONAL COMMITTEE; DISPUTE COMMITTEE

15.1 Each Party shall designate their respective employees identified below to conduct the activities described in Section 15.3 (such designated employees, collectively, the “Operational Committee”):

(a) Customer’s Plant Manager; and

(b) Supplier’s Plant Manager.

Each Party may elect from time to time, upon reasonable prior notice to the other Party, to have employees who are not members of the Operational Committee attend meetings of the Operational Committee to participate in discussions of specific topics scheduled for discussion during such meeting. Each Party may change from time to time in its discretion its members of the Operational Committee; provided that it shall inform the other Party in writing and shall ensure that the newly appointed member has comparable expertise to the replaced employee.

15.2 Members of the Operational Committee will meet either physically or telephonically, as is acceptable to a majority of the members of the Operational Committee, as follows:

(a) within the first two (2) months after the Effective Date, once a week;

(b) within the last ten (10) months of the twelve (12) month period after the Effective Date, every other week; and

(c) during the remainder of the term of this Agreement, once per calendar quarter.

Notwithstanding the foregoing, each Party may at any time elect to convene an ad hoc meeting of the Operational Committee; provided that: (i) it has submitted in writing to the other Party a description of the matters it would like to discuss during such ad hoc meeting; and (ii) the other Party agrees these matters should be discussed ahead of the next regularly scheduled meeting of the Operational Committee. The Parties will jointly determine the date and the format of such meeting.

Each Party shall cause its members of the Operational Committee to participate in the meetings of the Operational Committee in accordance with the schedule set forth above;

provided that a Party may elect in its discretion to refer any matter falling within the responsibility of the Operational Committee as set forth in Section 15.3 to the Dispute Committee if the members of the Operational Committee of the other Party with the expertise to address the relevant matters repeatedly fail to be available to discuss such matters in a meeting of the Operational Committee.

15.3 The Operational Committee is responsible for the following activities:

(a) reviewing and discussing all matters that require the Parties’ cooperation or consultation with each other hereunder or joint actions from the Parties;

(b) reviewing and discussing appropriate actions with respect to any operational day-to-day matter for the management or resolution of which the Agreement provides no guidance;

(c) reviewing and discussing all claims, issues, disagreements or disputes that may arise from, under or in connection with this Agreement; and

(d) reviewing and discussing all matters that a Party elects to refer to the Operational Committee.

15.4 Any matter described in Section 15.3 that the Operational Committee fails to address or resolve to the satisfaction of both Parties within sixty (60) days after the circumstances leading to the dispute have first been discussed during a meeting of the Operational Committee (a “Dispute”) may be referred by any Party to Supplier’s Vice President, Electronic Controls and Customer’s Vice President, Powertrain Electronics & Electrification (such designed executives, the “Dispute Committee”). The Parties shall attempt in good faith to resolve the dispute by negotiation between their respective representatives on the Dispute Committee. The Parties agree that the members of the Dispute Committee shall have full and complete authority on behalf of their respective Parties to resolve any Disputes submitted to the Dispute Committee pursuant to this Section 15.4. If the Dispute Committee fails to reach agreement on a satisfactory resolution of the Disputes within thirty (30) days of the date of referral of the relevant Dispute to the Dispute Committee by the Operational Committee, such Dispute shall be resolved by arbitration in accordance with the terms of Section 4.2 of the Separation and Distribution Agreement.

ARTICLE 16

GOVERNING LAW; DISPUTE RESOLUTION

16.1 This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of [●], irrespective of the choice of laws principles of [●], including all matters of validity, construction, effect, enforceability, performance and remedies.

16.2 Article IV of the Separation and Distribution Agreement shall apply to all Disputes arising out of or relating to this Agreement, mutatis mutandis.

ARTICLE 17

TERM AND TERMINATION

17.1 This Agreement shall become effective on the Effective Date and shall remain in effect, in respect of each Product, until the Contractual Expiration Date of such Product, except that this Agreement shall terminate in respect of each Product with respect to which Customer has placed a one-time final order in accordance with Section 2.8 of this Agreement, on the date of receipt of such order by Supplier. Supplier will have no obligation under this Agreement to continue to supply a Product beyond the Contractual Expiration Date of such Product (as set forth in Exhibit A), even if Customer and its OEM customer agree to extend the duration of series production of such Product beyond its Contractual Expiration Date. Any service part obligation of Customer to its OEM customers for the Products on Exhibit A shall be governed, as far as Supplier is concerned, by the terms of Section 2.7. Notwithstanding the foregoing, the provisions of ARTICLE 4, ARTICLE 7, ARTICLE 10, ARTICLE 12, ARTICLE 13, ARTICLE 16 and ARTICLE 18 shall survive the expiration or termination by any reason whatsoever.

17.2 Notwithstanding any provision to the contrary and unless terminated earlier in accordance with the terms of this ARTICLE 17, this Agreement will terminate of its own accord with respect to all Products on [●].

17.3 If either Party fails to perform any of its material duties or obligations pursuant to this Agreement and such breach is not cured within fifteen (15) days, in the event such breach involves the payment of money, or within thirty (30) days, with respect to any other breach, after notice to such Party specifying the nature of such failure, the other Party may terminate this Agreement in its entirety, or with respect to any or all of the services provided to the defaulting Party, upon further notice to the defaulting Party.

17.4 Either Party may terminate this Agreement immediately upon the occurrence of any of the following events:

(a) the other Party: (i) is prevented from performing its obligations by reason of an event of Force Majeure for a period of six (6) months or more; (ii) becomes insolvent; or (iii) enters bankruptcy, receivership, liquidation, composition of creditors, dissolution or similar proceeding; or

(b) a significant portion of the assets of the other Party necessary for the performance of this Agreement becomes subject to attachment, embargo or expropriation; or

(c) the performance of this Agreement becomes in any material respect impossible or commercially impracticable by virtue of any order, action, regulation, interference or intervention of any government or agency thereof.

17.5 Supplier may terminate this Agreement in respect of a Product if, during a six (6) month period, Supplier receives from Customer, with respect to such Product, no orders or orders for less than 1,000 pieces in total.

17.6 Customer may terminate this Agreement without cause upon six (6) months’ notice to Supplier in respect of one, several or all Products prior to the relevant Contractual Expiration Date, provided that: (i) Customer shall be liable for any Termination Charges related to the terminated Product(s); and that (ii) Supplier may adjust in its reasonable discretion the Service Manufacturing Fee for the non-terminated Products if Supplier reasonably determines that the termination of the supply of the relevant Product(s) will increase the cost of production of the non-terminated Products.

17.7 The provisions of this Article are without prejudice to any other rights or remedies either Party may have by reason of the default of the other Party.

ARTICLE 18

GENERAL PROVISIONS

18.1 Government Approvals. All the Parties shall be responsible for compliance with and for the obtaining of such approvals and/or permits as may be required under national, state and local laws, ordinances, regulations and rules as may be applicable to the performance of their respective responsibilities and obligations under this Agreement.

18.2 Relationship of the Parties. The relationship of the Parties to one another is that of independent contractors and no Party nor its agents or employees shall be considered employees or agents of another Party, unless specifically provided otherwise herein. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between Supplier and Customer. Neither Party shall have the right to bind the other Party to any obligations to third parties, unless specifically provided otherwise herein.

18.3 Assignment; Successors and Assigns; No-Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee person assumes all the obligations of the relevant party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Affiliates from being party to or undertaking a change of control. No provision of this Agreement is intended to confer any rights, benefits, remedies or Losses hereunder upon any person other than the Parties and their respective successors and permitted assigns.

18.4 Amendments and Waivers

(a) No provisions of this Agreement shall be waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

18.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 18.5):

If to Customer, to:

Delphi Technologies PLC

[Address]

Attention: Liam Butterworth, President and Chief Executive Officer

Facsimile No.: [●]

With a copy (which shall not constitute notice) to:

Delphi Technologies PLC

5820 Delphi Drive

Troy, MI 48098

Attention: James Harrington, General Counsel

Facsimile No.: [●]

If to Supplier, to:

Delphi Automotive PLC

5725 Delphi Drive

Troy, MI 48098

Attention: Joseph Massaro, Senior Vice President and Chief Financial Officer

Facsimile No.: 1.248.813.2648

With a copy (which shall not constitute notice) to:

Delphi Automotive PLC

5725 Delphi Drive

Troy, MI 48098

Attention: David Sherbin, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Facsimile No.: 1.248.813.2491

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

18.6 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

18.8 Controlling Terms. Unless provided otherwise herein, the provisions of this Agreement shall govern Supplier’s manufacture of Products for Customer. This Agreement contains all the representations and agreements between the Parties and there are no other agreements or understandings, oral or in writing, regarding the matters covered hereby, except for those orders issued by Customer to Supplier pursuant to Section 2.4 and accepted by Supplier. Any terms submitted by Customer, including on any document or form submitted by Customer which are in addition to or inconsistent with those set forth herein, are hereby expressly rejected by Supplier and shall not apply to Customer’s purchase of Products from Supplier unless agreed to in a writing signed by both Parties.

18.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

18.10 Entire Agreement. This Agreement, the Separation and Distribution Agreement and the exhibits, annexes and schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first above written.

[SUPPLIER]

By:
Name:
Its:

[CUSTOMER]

By:
Name:
Its: